NOBILITY HOMES, INC.
                              STOCK INCENTIVE PLAN

                              NOBILITY HOMES, INC.
                              STOCK INCENTIVE PLAN

                                Table of Contents

                                                                         Page

   Article I  Purpose  . . . . . . . . . . . . . . . . . . . . . . . . .    1

   Article II Definitions  . . . . . . . . . . . . . . . . . . . . . . .    1
        2.1   Affiliate  . . . . . . . . . . . . . . . . . . . . . . . .    1
        2.2   Award  . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        2.3   Award Agreement  . . . . . . . . . . . . . . . . . . . . .    1
        2.4   Code . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        2.5   Committee  . . . . . . . . . . . . . . . . . . . . . . . .    1
        2.6   Exchange Act . . . . . . . . . . . . . . . . . . . . . . .    1
        2.7   Fair Market Value  . . . . . . . . . . . . . . . . . . . .    1
        2.8   Incentive Stock Option . . . . . . . . . . . . . . . . . .    1
        2.9   Insider  . . . . . . . . . . . . . . . . . . . . . . . . .    1
        2.10  Key Employee . . . . . . . . . . . . . . . . . . . . . . .    1
        2.11  Non-Employee Director  . . . . . . . . . . . . . . . . . .    2
        2.12  Non-Qualified Stock Option . . . . . . . . . . . . . . . .    2
        2.13  Option . . . . . . . . . . . . . . . . . . . . . . . . . .    2
        2.14  Participant  . . . . . . . . . . . . . . . . . . . . . . .    2
        2.15  Performance Award  . . . . . . . . . . . . . . . . . . . .    2
        2.16  Plan . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
        2.17  Rule 16b-3 . . . . . . . . . . . . . . . . . . . . . . . .    2
        2.18  Shares . . . . . . . . . . . . . . . . . . . . . . . . . .    2
        2.19  Stock Appreciation Rights  . . . . . . . . . . . . . . . .    2
        2.20  Ten Percent Shareholder  . . . . . . . . . . . . . . . . .    2

   Article III    Administration . . . . . . . . . . . . . . . . . . . .    2
        3.1   Committee  . . . . . . . . . . . . . . . . . . . . . . . .    2
        3.2   Indemnification  . . . . . . . . . . . . . . . . . . . . .    3

   Article IV Shares . . . . . . . . . . . . . . . . . . . . . . . . . .    3
        4.1   Number of Shares Available . . . . . . . . . . . . . . . .    3
        4.2   Shares Subject to Terminated Awards  . . . . . . . . . . .    3
        4.3   Adjustments  . . . . . . . . . . . . . . . . . . . . . . .    3

   Article V  Stock Options and Stock Appreciation Rights  . . . . . . .    4
        5.1   Grant of Option  . . . . . . . . . . . . . . . . . . . . .    4
        5.2   Stock Appreciation Rights  . . . . . . . . . . . . . . . .    5
        5.3   Compliance With Code Section 162(m)  . . . . . . . . . . .    5

   Article VI Other Share-Based Awards . . . . . . . . . . . . . . . . .    5
        6.1   Grant of Other Awards  . . . . . . . . . . . . . . . . . .    5

   Article VII  Terms Applicable to All Awards Granted Under the Plan  .    5
        7.1   Award Agreement  . . . . . . . . . . . . . . . . . . . . .    5
        7.2   Awards May Be Granted Separately or Together; No
              Limitations on Other Awards  . . . . . . . . . . . . . . .    6
        7.3   Acceleration . . . . . . . . . . . . . . . . . . . . . . .    6
        7.4   Limitations on Transfer of Awards  . . . . . . . . . . . .    6
        7.5   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .    6
        7.6   Rights and Status of Recipients  . . . . . . . . . . . . .    6
        7.7   Awards Not Includable for Benefit Purposes . . . . . . . .    6
        7.8   Share Certificates; Representation by Participants;
              Registration Requirements  . . . . . . . . . . . . . . . .    7

   Article VIII   Amendment and Termination  . . . . . . . . . . . . . .    7
        8.1   Amendment  . . . . . . . . . . . . . . . . . . . . . . . .    7
        8.2   Termination  . . . . . . . . . . . . . . . . . . . . . . .    7

   Article IX General Provisions . . . . . . . . . . . . . . . . . . . .    7
        9.1   Effective Date of the Plan . . . . . . . . . . . . . . . .    7
        9.2   Unfunded Status of Plan  . . . . . . . . . . . . . . . . .    7
        9.3   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . .    8

                              NOBILITY  HOMES, INC.
                              STOCK INCENTIVE PLAN

   Article I      Purpose

        1.1 The purpose of the Nobility Homes, Inc. Stock Incentive Plan ("Plan") is to assist Nobility Homes, Inc. (the "Company") and its Affiliates in attracting and retaining highly competent individuals to serve as Key Employees and Non-Employee Directors who will contribute to the Company's success, and in motivating such persons to achieve long-term objectives which will inure to the benefit of all shareholders of the Company.

   Article II     Definitions

        2.1 Affiliate means (a) any corporation that is defined as a subsidiary corporation in Section 424(f) of the Code, or (b) any corporation that is defined as a parent corporation in Section 424(e) of the Code.

        2.2   Award means any award made under the Plan.

        2.3 Award Agreement means a written agreement or other document specifically setting forth the terms and conditions of an Award.

        2.4 Code means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a particular section of the Code shall include any subsequently enacted successor provision thereto.

        2.5 Committee means a committee of the Board of Directors of the Company designated by such Board to administer the Plan, which committee shall be composed of not less than two directors, each of whom shall qualify as an "outside director," as defined in Section 162(m) of the Code, in the event that and so long as the Company shall be subject to such provision, and as a "Non-Employee Director" within the meaning of Rule 16b-3, in the event that and so long as the Company shall have a class of securities registered under Section 12 of the Exchange Act.

        2.6 Exchange Act means the Securities Exchange Act of 1934, as amended.

        2.7 Fair Market Value means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods as shall be established from time to time by the Committee.

        2.8 Incentive Stock Option means an Option designated as an incentive stock option as defined in Code Section 422.

        2.9 Insider means a Participant who is subject to Section 16 of the Exchange Act.

        2.10 Key Employee means any officer or other key employee of the Company or of any Affiliate who is in a position to make a significant contribution to the management, growth, or profitability of the business of the Company or any Affiliate, as determined by the Committee.

        2.11 Non-Employee Director means a member of the Board of Directors of the Company who is not an employee of the Company or any Affiliate.

        2.12 Non-Qualified Stock Option means an Option that is not an Incentive Stock Option as defined in Code Section 422.

        2.13 Option means any option to purchase Shares granted pursuant to the Plan.

        2.14 Participant shall mean any Key Employee or any Non-Employee Director receiving an Award.

        2.15 Performance Award means the right to receive a payment (measured by (i) the Fair Market Value of a specified number of Shares at the end of the Award period or (ii) the increase in the Fair Market Value of a specified number of Shares during the Award period or (iii) a fixed cash amount payable at the end of the Award period) contingent upon the extent to which certain predetermined performance targets have been met during an Award period.

        2.16 Plan means the Nobility Homes, Inc. Stock Incentive Plan as set forth herein, and as the same may be amended from time to time.

        2.17 Rule 16b-3 means Rule 16b-3 as promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act, as such rule may be amended from time to time, and any successor rule.

        2.18 Shares mean the shares of common stock of the Company and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4.3 of the Plan.

        2.19 Stock Appreciation Rights mean Awards granted in accordance with Article V.

        2.20 Ten Percent Shareholder means a person owning common stock of the Company or an Affiliate possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company as defined in Section 422 of the Code.

   Article III    Administration

        3.1 Committee. The Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to the terms of the Plan and applicable law, the Board shall have full power and authority to: (i) designate persons to be Participants; (ii) determine the type, amount, duration, and other terms and conditions of Awards to be granted to each Participant (including whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property and whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee); (iii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan with respect to any Participant; (iv) waive any conditions or other restrictions with respect to (including, without limitation, conditions regarding the exercise of a Option), amend, alter, suspend, discontinue, or terminate any Award granted to any Participant, prospectively or retroactively, but no such action shall impair the rights of any Participant without his or her consent except as provided in Section 4.3, and correct any defect, supply any omission, or reconcile any inconsistency in any Award or Award Agreement granted to a Participant in the manner and to the extent it shall deem desirable to carry the Plan into effect; (v) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan with respect to Participants; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan granted to a Participant. To the extent permitted by applicable law, the Board may, in its discretion, delegate to the Committee or, with respect to Awards to Participants other than Participants who are Insiders, another committee of the Board or one or more senior officers of the Company, any or all of the authority and responsibility of the Board with respect to Awards under the Plan. To the extent that the Board has delegated such authority and responsibility, all references to the Board herein shall include the Committee or such other committee or one or more officers. Unless otherwise expressly provided in the Plan, all determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Board, may be made at any time, and shall be final, conclusive, and binding upon all persons. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify any outstanding Incentive Stock Option under Section 422 of the Code, without the consent of the affected Participant.

        3.2 Indemnification. No member or former member of the Board shall be liable for any action or inaction or determination made in good faith with respect to the Plan or any Award. To the maximum extent permitted by applicable law and by the Company's Articles of Incorporation and Bylaws, each such person shall be indemnified and held harmless by the Company against any cost or expense and liability (including any sum paid in settlement of a claim with the approval of the Company), arising out of any act or omission to act in connection with the Plan. Costs and expenses to be indemnified hereunder shall include reasonable attorney's fees and expenses as incurred, provided that the person being indemnified agrees to repay in full amounts advanced hereunder in the event of a final determination by a court that such person is not entitled to indemnification hereunder.

   Article IV     Shares

        4.1 Number of Shares Available. Subject to Section 4.3, the maximum number of Shares which may be issued under the Plan and as to which Awards may be granted is 300,000 Shares.

        4.2 Shares Subject to Terminated Awards. The (i) Shares covered by any unexercised portions of terminated Options, and (ii) Shares subject to any Awards which are otherwise surrendered by the Participant and as to which Shares no Participant has received any payment or other benefit of ownership with respect thereto, may again be subject to new Awards. In the event the exercise price of an Option is paid in whole or in part through the delivery of Shares or the surrender of an unexercised Option, the gross number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of Awards under the Plan. Shares used to measure the amount payable to a Participant in respect of an earned Performance Award and Shares issued in payment of Performance Awards which are denominated in cash amounts shall not again be available for the grant of Awards under the Plan.

        4.3 Adjustments. In the event that the Board shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board may, in such manner as it may deem equitable, adjust as to Participants any or all of (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards, including Incentive Stock Options and Stock Appreciation Rights, (ii) the number and type of Shares subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provisions for a cash payment to the holder of an outstanding Award. In addition, in the event the Company or any Affiliate shall assume outstanding awards or the right or obligation to make future awards in connection with the acquisition of another business or another corporation or business entity, the Board may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards granted to Participants as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted to Participants. The Committee also may make such other adjustments as it deems necessary to take into consideration any other event (including accounting changes) if the Board determines that such adjustment is appropriate to avoid distortion in the operation of the Plan. However, in each case, no adjustment with respect to Awards of Incentive Stock Options shall be authorized hereunder to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, and in each case, Awards shall only be subject to such adjustments as shall be necessary to maintain the proportionate interest of the Participant and preserve, without exceeding, the value of the Awards.

   Article V      Stock Options and Stock Appreciation Rights

        5.1 Grant of Option. The Board is hereby authorized to grant Options to Key Employees and Non-Employee Directors with such terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Board shall determine.

        (a) Exercise Price. The exercise price per Share purchasable under an Option shall be determined at the time of grant and shall be not less than 100% of the Fair Market Value of the Share on the date of grant of such Option; provided, however if an Incentive Stock Option is granted to a Ten Percent Shareholder, the exercise price per share shall be no less than 110% of the Fair Market Value of a Share on the date of grant.

        (b) Exercisability and Method of Exercise. An Option Award may contain such performance targets and waiting periods, and shall become exercisable in such manner and within such period or periods and in such installments or otherwise, as shall be determined at the time of grant. The Board of Directors shall also determine the method by which, and the form (including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price), in which payment of the Option exercise price may be made (including payment in accordance with a cashless exercise program under which, if so instructed by the Participant, Shares may be issued directly to the Participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer).

        (c) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Code Section 422 and any regulations promulgated thereunder. Non-Employee Directors are not eligible to be granted Incentive Stock Options under the Plan.

        (d) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Key Employee Participant during any calendar year under the Plan and/or any other stock option plan of the Company or any Affiliate exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options. Should any of the foregoing provisions not be necessary in order for the Options to quality as Incentive Stock Options, or should any additional provisions be required, the Board of Directors may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company, except as otherwise required by law.

        5.2 Stock Appreciation Rights. The Board is hereby authorized to grant Stock Appreciation Rights to Key Employees and Non-Employee Directors, in such amounts and having such grant price, term, methods of exercise, methods of settlement (including whether Stock Appreciation Rights will be settled in cash, Shares, other securities, other Awards, or other property, or any combination thereof), and any other terms and conditions as it shall determine.

        5.3 Compliance With Code Section 162(m). Notwithstanding any other provision of the Plan, the maximum number of Shares with respect to which Options and Stock Appreciation Rights, in the aggregate, may be awarded to any individual Key Employee Participant is 150,000 Shares. For purposes of this limitation, Shares subject to Options and Stock Appreciation Rights which are cancelled shall be counted against the maximum number of Shares with respect to which Options and Stock Appreciation Rights may be awarded to any individual Key Employee under the Plan, and if the Exercise Price of Options or the base amount of Stock Appreciation Rights is changed (other than pursuant to an adjustment under Section 4.3 hereof), the transaction shall be treated as a cancellation of the Option or Stock Appreciation Right and a grant of a new Option or Stock Appreciation Right, as the case may be. The Board at any time may in its sole discretion limit the number of Options and/or Stock Appreciation Rights that can be exercised in any taxable year of the Company, to the extent necessary to prevent the application of Section 162(m) of the Code (or any similar or successor provision), provided that the Committee may not postpone the earliest date on which Options or Stock Appreciation Rights can be exercised beyond the last day of the stated term of such Options or Stock Appreciation Rights.

   Article VI     Other Share-Based Awards

        6.1 Grant of Other Awards. Other Awards, valued in whole or in part by reference to, or otherwise based on, Shares, including but not limited to Performance Awards and restricted stock, may be granted either alone or in addition to or in conjunction with other Awards for such consideration, if any, and in such amounts and having such terms and conditions as the Board may determine.

   Article VII    Terms Applicable to All Awards Granted Under the Plan

        7.1 Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Board of Directors expressly granting the Award to such person and containing provisions setting forth the terms of the Award. If there is any conflict between the provisions of an Award Agreement and the terms of the Plan, the terms of the Plan shall control.

        7.2 Awards May Be Granted Separately or Together; No Limitations on Other Awards. Awards may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate, and the terms and conditions of an Award need not be the same with respect to each Participant.

        7.3 Acceleration. The Board is authorized in its discretion to accelerate the exercisability of any Option or the vesting of any Award held by a Participant, including, without limitation, upon a change of control of the Company as determined by the Board, the sale by the Company of all or substantially all its assets to an unrelated party, or the liquidation and dissolution of the Company.

        7.4 Limitations on Transfer of Awards. Except as determined otherwise by the Board, the rights and interest of a Participant under the Plan may not be assigned, alienated, sold, or transferred other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, as amended, or the rules thereunder; provided, however, that a Participant may at the discretion of the Board, be entitled (i) to designate a beneficiary or beneficiaries to exercise his or her rights, to receive any property distributable, with respect to any Award upon the death of the Participant, and (ii) to transfer an Award other than an Incentive Stock Option without consideration to such Participant's children, grandchildren and/or spouse (or to one or more trusts for the benefit of any such family members or to one or more partnerships in which any such family members are the only partners). Except as determined otherwise by the Committee or except to the extent that a transfer of an Award has been permitted hereunder by the Committee, during the lifetime of a Participant, only the Participant personally, or if permissible under applicable law, such individual's guardian or legal representative, may exercise rights under the Plan. No Award, and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

        7.5 Taxes. The Company shall be entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company in connection with such Participant's Award, and the Company may defer payment or issuance of the cash or Shares upon the grant, exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The Board of Directors may prescribe in each Award Agreement one or more methods by which the Participant will be permitted or required to satisfy his or her tax withholding obligation, which methods may include, without limitation, the payment of cash by the Participant to the Company and the withholding from the Award, at the appropriate time, of a number of Shares sufficient, based upon the Fair Market Value of such Shares, to satisfy such tax withholding requirements.

        7.6 Rights and Status of Recipients. No employee shall have any right to be granted an Award. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any Affiliate, and the grant of an Award to a Non-Employee Director shall not confer any right on such Non-Employee Director to continue as a Director of the Company.

        7.7 Awards Not Includable for Benefit Purposes. Income recognized by a Participant pursuant to the Plan shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board of Directors of the Company.

        7.8 Share Certificates; Representation by Participants; Registration Requirements. All certificates for Shares delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee (or the Board of Directors in the case of an Award granted to a Non-Employee Director) may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities Exchange Commission and any applicable federal or state securities laws, and legends may be put on any such certificates to make appropriate reference to such restrictions. The Committee may require each Participant to represent to the Company in writing that such Participant is acquiring Shares without a view to the distribution thereof. Each Award shall be subject to the requirement that, if at any time (i) the registration or qualification of Shares relating to such Award on any securities exchange or under any state or federal securities laws, or (ii) the approval of any securities exchange or regulatory body is necessary or desirable as a precondition thereto, the Award or the issuance of Shares in connection therewith may not be consummated unless such listing, registration, qualification or approval shall have been effected.

   Article VIII   Amendment and Termination

        8.1 Amendment. The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan at any time; provided, however, that no amendment, alteration, suspension, discontinuation or termination of the Plan shall in any manner (except as otherwise provided in this Article VIII) adversely affect any Award, without the consent of the Participant. The Board of Directors of the Company is authorized to amend the Plan and to make any modifications to Award Agreements to comply with Rule 16b-3 and Section 162(m) of the Code, and to make any other amendments or modifications deemed necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3 and Section 162(m) of the Code.

        8.2 Termination. The Plan shall terminate at the close of business on the tenth anniversary of the effective date, provided, however, the Board of Directors of the Company shall have the right and the power to terminate the Plan at any time prior thereto. No Award shall be granted under the Plan after such termination, but such termination shall not have any other effect, and any Award outstanding at the time of such termination may be exercised after termination at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.

   Article IX     General Provisions

        9.1 Effective Date of the Plan. The Plan shall be effective as of the date of its adoption by the Board of Directors of the Company, subject to approval of the Plan by the Company's shareholders within one year thereafter by a majority of the votes cast at a duly held meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding stock is present, either in person or by proxy. In the event that the Plan is not so approved within such one-year period, all Awards granted under the Plan shall be null and void.

        9.2 Unfunded Status of Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any right by virtue of a grant under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

        9.3 Miscellaneous. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the state of Florida and applicable federal laws. Section headings are used in the Plan for convenience only, do not constitute a part of the Plan, and shall not be deemed in any way to be relevant to the interpretation of the Plan or any provision thereof. Whenever possible, each provision in the Plan and every Award shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of the Plan and every other Award shall remain in full force and effect.